AMENDMENT TO THE
            CONAGRA LONG TERM SENIOR MANAGEMENT INCENTIVE PLAN
                           OPERATIONAL DOCUMENT


     Effective November 29, 1990, the ConAgra Long Term Senior Management Incentive Plan Operational Document ("Document") is amended as set forth below:

                                 ARTICLE I

     Section 4 is amended to read, as follows:

          "4. COMPUTATION OF AWARD. The Committee shall compute the amount of the Award for each fiscal year. A preliminary calculation of the Award shall be made in July of each year. The preliminary calculation will be verified after receipt of the audited financials for the year. The amount of the Award shall be calculated according to the following steps:

          "A. The fully diluted after-tax earnings per share shall be calculated by dividing after-tax earnings for the fiscal year by the weighted average of common and common equivalent shares that are applicable to fully diluted earnings for the fiscal year.

          "B. Calculate the Compounded Fully Diluted After-Tax Earnings Per Share for the fiscal year. For fiscal year end 1996 and fiscal years thereafter, the Compounded Fully Diluted After-Tax Earnings Per Share for the fiscal year shall be the result of multiplying 1.2762816 by the Base After-Tax Earnings Per Share. The Base After-Tax Earnings Per Share shall be the 5-year average of the Fully Diluted After-Tax Earnings Per Share for the 7th, 6th, 5th, 4th and 3rd fiscal years preceding the applicable fiscal year. The 1.2762816 is the factor used to reflect a 5% compounding of the Base After-Tax Earnings Per Share.

               "For fiscal year ends preceding fiscal year ending 1996, the Base 5-Years Averages and factors set forth below shall be used to calculate the Compounded Fully Diluted After-Tax Earnings Per Share:

               FYE                 BASE 5-YRS. AVERAGE           FACTOR

               1991           Preceding 12th, 11th, 10th         1.6288946
                              9th, 8th Fiscal Years

               1992           Preceding 11th, 10th, 9th          1.5513282
                              8th, 7th Fiscal Years

               1993           Preceding 10th, 9th, 8th           1.4774554
                              7th, 6th Fiscal Years

               1994           Preceding 9th, 8th, 7th,           1.4071004
                              6th, 5th Fiscal Years

               1995           Preceding 8th, 7th, 6th            1.3400956
                              5th, 4th Fiscal Years

          "C. The Award shall be equal to 8% of the result of multiplying the weighted average of common and common equivalent shares that are applicable to fully diluted after-tax earnings for the year times the excess of the fully diluted after-tax earnings per share for the year over the Compounded Fully Diluted After-Tax Earnings Per Share.

          "After-tax earnings means income for the fiscal year after all taxes but before a gain or loss on significant asset disposals and the Award; provided, however, after-tax earnings shall be determined in the sole and absolute discretion of the Committee. Prior to the distribution of an Award, the Committee, in its sole and absolute discretion, may reduce the amount of the Award and the share of any participant in an Award."

                                ARTICLE II

     Section 5 is amended to read, as follows:

          "5. DISTRIBUTION. Each participant's share of the Award shall be made in cash, or ConAgra stock, or part in ConAgra stock and part in cash, as determined by the Committee. Normally, both the stock and the cash portions will be distributed upon verification of the preliminary calculation. However, at its sole and absolute discretion, the Committee may pay all or a portion of the Award at such time as the Committee deems appropriate. Any participant who is not employed on the payment date shall not receive a payment unless the failure to be employed is on account of death, total and permanent disability, or retirement.

          "Each person who receives a distribution will be notified of:

          "A.  The amount distributed to him.

          "B.  Nature of any restrictions.

          "C. The current fair market value of the participant's share of the Award."

     This Document has been adopted by the Board of Directors and Compensation Committee of ConAgra, Inc. on November 29, 1990.


                                      /s/ L. D. McGehee
                              By:______________________________________
                              Title:  Chairman - Compensation Committee